Exhibit 5(e)

                                                    December 26, 1996




First Union Corporation,
   One First Union Center,
      Charlotte, North Carolina  28288.

Dear Sirs:
                  In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of First Union Corporation, a North Carolina corporation (the "Corporation"), $500,000,000 aggregate liquidation amount of Preferred Securities (the "Preferred Securities") of First Union Capital I, First Union Capital II and First Union Capital III, each of which is a business trust created under the laws of the State of Delaware (each, an "Issuer"), and the Guarantees with respect to the Preferred Securities (the "Guarantees") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Preferred Securities, we, as counsel for the prospective underwriters, have examined such corporate




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First Union Corporation                                                     -2-

records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
                  Upon the basis of such examination, it is our opinion that, when:

                  (i) the Registration Statement relating to the Debt Securities, the Preferred Securities and the
         Guarantees has become effective under the Act;

                  (ii)  the Indenture relating to the Debt
         Securities has been duly executed and delivered;

                  (iii) the Guarantee Agreement relating to the Guarantee with respect to the Preferred Securities of a Issuer has been duly executed and delivered;

                  (iv) the Amended and Restated Trust Agreement of such Issuer has been duly executed and delivered;

                  (v) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation;

                  (vi) the terms of the Preferred Securities of such Issuer and of their issuance and sale have been duly established in conformity with the Amended and Restated Trust Agreement of such Issuer so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Issuer;

                  (vii)  the  Debt   Securities  have  been  duly  executed  and
         authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement; and




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   First Union Corporation




                  (viii) the Preferred Securities have been duly executed in accordance with the Amended and Restated Trust Agreement of such Issuer and issued and sold as contemplated in the Registration Statement, the Debt Securities and the Guarantee relating to the Preferred Securities of such Issuer will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
                  We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which



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First Union Corporation                                                     -4-



the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of North Carolina law, we have relied upon the opinion, dated December 26, 1996, of Marion A. Cowell, Jr., and our opinion is subject to the same qualifications and limitations with respect to such matters as are contained in Mr. Cowell's opinion.
                  We understand that you have received an opinion regarding the Preferred Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Corporation and the Issuers. We are expressing no opinion with respect to the matters contained in such opinion.
                  Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.
                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the




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                                                                            -5-
First Union Corporation


references to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
                                                            Very truly yours,

                                                            SULLIVAN & CROMWELL






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